April 28, 2000



Stevens International, Inc.
5700 East Belknap Street
Fort Worth, Texas  76117

  Re:  Registration Statement on Form S-2

Gentlemen:

  This firm has acted as counsel to Stevens International, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-2 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by certain stockholders of the Company of 2,000,000 shares of Series A Common Stock of the Company (the "Shares") acquired by such stockholders upon the conversion of the Company's 10% Convertible Subordinated Notes due 2003 (the "Notes").

  In connection with this opinion, we have made the following assumptions:
(i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation were duly authorized to do so. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

  Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

  1. The Company was incorporated, exists and is in good standing under the laws of the State of Delaware.

  2. The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company.

  3. When issued in accordance with the terms of the Notes, the Shares will be validly issued, fully paid and nonassessable.

  This opinion is further limited and qualified in all respects as follows:

     A. The opinion is specifically limited to matters of the existing General Corporation Law of the State of Delaware. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

     B. This opinion is limited to the specific opinions stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

     C. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

  This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity without our express prior written consent.

  We hereby consent to the use of this opinion in the above-referenced Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Respectfully submitted,

                                       /s/ Kelly, Hart & Hallman

                                       KELLY, HART & HALLMAN
                                       (a professional corporation)